Exhibit 99.1

PRESS RELEASE

For release:	January 5, 2015

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

Global Indemnity Purchases American Reliable Insurance Company

DUBLIN, Ireland, January 5, 2015 – Global Indemnity plc’s (NASDAQ: GBLI) U.S. affiliate today announced that it has completed its previously announced agreement to purchase American Reliable Insurance Company from Assurant, Inc. (NYSE: AIZ) having satisfied all closing conditions. In a transaction with an enterprise value of approximately $394,000,000, Global Indemnity’s U.S. division paid approximately $114 million in cash to Assurant at closing and assumed approximately $280,000,000 in customary insurance related liabilities, obligations, and mandates. American Reliable, with facilities in Scottsdale, Arizona, and Omaha, Nebraska, writes specialty personal lines and agricultural property and casualty insurance, in each case distributed through a network of general and independent agents.

Cindy Valko, Global Indemnity’s Chief Executive remarked: “We are pleased to welcome American Reliable to the Global Indemnity family. The combined company brings great value to its employees and wholesale and MGA partners, with its complementary products, infrastructure, and underwriting expertise.” Cindy Valko added: “This is an exciting milestone for Global Indemnity as we continue our commitment to profitable growth.”

About Global Indemnity and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s two primary segments are:

•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward Looking Information

Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements. Factors which could cause actual results to differ from those contemplated in any such forward-looking statements include, but are not limited to the risk that the conditions to the closing of the transaction are not satisfied, risks that the proposed transaction disrupts the current plans and operations of American Reliable or Global Indemnity, the risk that American Reliable’s earnings could be more or less than anticipated and unexpected costs, charges or expenses resulting from the transaction. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive. Please see our periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect us and for a more detailed discussion of our cautionary note regarding forward-looking statements. Global Indemnity undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.